Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SG BLOCKS, Inc.

(A Delaware Corporation)

SG Blocks, Inc. (the “Corporation”), a corporation organized and existing under, and by virtue of, the General Corporation Law of the State of Delaware, hereby certifies as follows:

FIRST: This Certificate of Amendment amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation, as filed with the Secretary of State of the State of Delaware on June 30, 2016 and as amended effective February 28, 2017 (the “Certificate of Incorporation”).

SECOND: Article Fourth, Section (a), of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

FOURTH:

(a) The total number of shares of all classes of stock which the Corporation shall have authority to issue is 30,405,010 shares, which are divided into (i) 25,000,000 shares of common stock, $0.01 par value per share (“Common Stock”), and (ii) 5,405,010 shares of preferred stock, $1.00 par value per share (the “Preferred Stock”).

THIRD: This amendment to the Certificate of Incorporation was submitted to the stockholders of the Corporation and was duly approved by the required vote of stockholders of the Corporation in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware.

FOURTH: All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Incorporation to be signed by its duly authorized officer this 5th day of June, 2019.

SG BLOCKS, INC.

By:	/s/ Paul M. Galvin
Paul M. Galvin
Chief Executive Officer and Chairman